UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 30, 2008

CHINA AMERICA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	333-87293	82-0326560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10871 NW 52 Street, Sunrise, Florida	33351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (954) 726-1422

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2008 China America Holdings, Inc. entered into an Agreement with Wei Lin and China Direct, Inc. (“China Direct”) pursuant to which we transferred all our right, title and interest in and to 60% of the stock of Big Tree Toys, Inc., a Florida corporation (“Big Tree“), to Mr. Lin in exchange for 53,654 shares of the common stock of China Direct owned by Mr. Lin. These shares had a fair market value of approximately $445,328 on the date of the agreement. As a result of this transaction, we no longer own any interest in Big Tree or its wholly-owned subsidiary, Jieyang Big Tree Toy Enterprise Co., Ltd., a Chinese limited liability company (“Jieyang Big Tree”).

We had acquired the 60% equity interest in Big Tree, a development stage company, from CDI China, Inc., a wholly owned subsidiary of China Direct, in August 2007. Under the terms of the agreement, we paid CDI China, Inc. $400,000 and issued it 10,000,000 shares of our common stock. China Direct had acquired the 60% in Big Tree from Mr. Lin in February 2007 in exchange for 53,654 shares of its common stock.

China Direct owns approximately 10% of our outstanding common stock and through two of its subsidiaries provides consulting services to us. We did not report any revenues from Big Tree during 2007 and its assets were limited to a loan due from a related party which was made prior to our acquisition of Big Tree. While it had begun generating revenues in 2008, we found that we were unable to obtain appropriate financial information pertaining to Jieyang Big Tree for the purposes of consolidating those results with ours in accordance with generally accepted accounting principles. Following this transaction, the primary focus of our operations remains our Shandong AoHong Industry Co., Ltd. subsidiary and we do not presently intend to pursue any other business opportunities in the toy industry.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.26	Agreement dated April 30, 2008 by and among Wei Lin, China Direct, Inc. and China America Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Date: May 2, 2008	By:	/s/ Dore Scott Perler Dore Scott Perler, Chief Executive Officer